Exhibit 10.45

PET CT Management Services Agreement

This PET / CT Management Services Agreement (this “Agreement”) is made the 1st day of August, 2005 (the “Effective Date”), by and between JAXPET, LLC, a Florida limited liability Company and a wholly owned subsidiary of OnCURE Medical Corp., a Delaware corporation (“ONCURE”), and Integrated Community Oncology Network, LLC, dba PET/CT Center of North Florida and Cyclotron Center of North East Florida (“ICON”).

RECITALS

(a)           ICON (or its affiliated entity) owns and operates a mobile state-of-the-art Siemens Biograph Positron Emission Tomography / CT (“PETCT”) imaging facility (the “Mobile Unit”), which operates at selected Centers in Northern Florida, including at radiation centers owned and operated by ONCURE (or its affiliated entities) located at Palatka, Southside, Wells, Beaches, St. Augustine, and Orange Park (the “Centers”).

(b)           ICON (or its affiliated entity) owns and operates a validly existing Florida Cylcotron business (“Cyclotron”), formed for and engaged in the manufacturing and production of FDG, and is licensed to by the state of Florida to produce FDG. Cyclotron currently supplies FDG to ICON for its Mobile Unit.

(c)           ONCURE provides management services to the PETCT Mobile Unit pursuant to the agreement dated March 1st, 2004, by and between ONCURE, ICON (its predecessor) and Cyclotron (“Original Agreement”).

(d)           ONCURE owns an older Siemens Ecat PET unit, serial number 1027, which is out of service and not being utilized at the Centers (“Old PET”). ONCURE has agreed to sell the Old PET as a trade-in to Siemens, and ICON has agreed to buy from Siemens a new PET CT unit pursuant to the Siemens agreement dated March 2005 (“Siemens Agreement”). ICON will utilize the new PET CT (“Second Mobile Unit”) at the Centers. As part of the Siemens Agreement, Siemens will pay off in full satisfaction the existing Marcap debt of approximately $ 600,000 on the Old PET, and cause the $ 200,000 letter of credit to be released to ONCURE as part of the Siemens Agreement. As part of mutual consideration of the Siemens Agreement, OnCURE and ICON have agreed to revise the Original Agreement into this Agreement. This Agreement is subject to the final execution of the Siemens Agreement, delivery of the Second Mobile Unit and payoff of the Marcap debt.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

1.01        FDG Supply.  Cyclotron has a valid license to produce FDG in the State of Florida, and will provide FDG to the Mobile Unit, the Second Mobile Unit, and any future PET unit, at a price equal to the cost to produce such FDG.

1.02        Management Services Provided by ONCURE.  Pursuant to the Agreement, ONCURE will act as the exclusive manager and administrator of the Mobile Unit, Second Mobile Unit and Cyclotron with respect to the administrative day-to-day operations of the facilities. ONCURE will be responsible for providing: (i) all employees and human resources; (ii) marketing; (iii) payroll/ADP and bookkeeping services as necessary to compile monthly financial information; (iv) manage all personnel; (v) supervise the purchasing of inventory and supplies for the Facility; (vi) supervise and maintain custody of substantially all of the accounting, billing, collection, and FDG patient records and files; and (vii) any other administrative duties deemed necessary by ICON for the Mobile Unit, Second Mobile Unit and Cyclotron. All operating expenses of the Mobile Unit, Second Mobile Unit and Cyclotron, which expressly excludes the Management Services Fee (but includes all radiology reading fees), will be paid for solely out of the proceeds of the Mobile Unit, Second Mobile Unit and Cyclotron net revenues, which will be billed and collected by ONCURE.

1.03        Staff Costs.  ONCURE, or its affiliates, agrees to provide staff for the Mobile Unit, Second Mobile Unit and Cyclotron (“Leased Employees”). ONCURE, ICON and Cyclotron will jointly determine the positions and requirements of the Leased Employees, however, the supervision and clinical control over the Leased Employees will be the responsibility of ICON. The Leased Employees shall be deemed employees of ONCURE or its affiliate, and subject to the employee benefits and regulations of ONCURE or its affiliate. ONCURE will invoice on a weekly basis, and ICON and Cyclotron will compensate ONCURE on a weekly basis for the exact cost of the Leased Employees.

1.04        Management Services Fee.  ICON and Cyclotron shall pay to ONCURE in consideration for performing its services under this Agreement, a fee equal to fifteen percent (15%) of EBITDA [defined as earnings from operations before interest, taxes, depreciation, and amortization, based upon the accrual method of accounting in accordance with generally accepted accounting principles, and including the debt service costs of the Mobile Unit, Second Mobile Unit and the Cyclotron] (“Management Services Fee”). The Management Service Fee will be paid to ONCURE within 15 days following the end of each month.

1.05        Reasonable Value.  Payment of the Management Services Fee is not intended to be and shall not be interpreted or applied as permitting ONCURE to share in ICON fees for PETCT, nor for ONCURE to share in Cyclotron’s fee for FDG, or any other services, but is acknowledged as the parties’ negotiated agreement as to the reasonable fair market value of the management services provided by ONCURE pursuant to this Agreement, considering the nature of the services required.

1.06        Term.  This Agreement shall commence on the Effective Date and terminate ten (10) years thereafter, unless extended by mutual agreement (the “Term”);

1.07        Termination by Agreement.  In the event ONCURE and ICON and Cyclotron shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

1.08        Legislative, Regulatory or Administrative Change.  In the event there shall be a change in the Medicare or Medicaid statutes, State statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or State legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately use their best efforts to enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law, regulation, or policy and that approximates as closely as possible the economic position of the parties prior to the change. If the parties are unable to reach a new agreement within a reasonable time, then either party may submit the issue to arbitration for the purpose of reaching an alternative arrangement that is equitable under the circumstances.

1.09        Termination for Cause.  Either Party may terminate this Agreement immediately upon the occurrence of any of the following events with regard to the other Party: (i) the making of a general assignment for the benefit of creditors; (ii) the filing of a voluntary petition or the commencement of any proceeding by either Party for relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension; (iii) the filing of any involuntary petition or the commencement of any proceeding by or against either Party for relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, which petition or proceeding is not dismissed within ninety (90) days of the date on which it is filed or commenced.

1.10        Mutual Exclusivity.  ONCURE, ICON, and Cyclotron hereby agrees the Agreement is mutually exclusive, and that ICON and Cyclotron will not employ or otherwise utilize another party to manage the Mobile Unit, Second Mobile Unit, Cyclotron, or any future unit, and further, the parties agree that they will not compete with each other in Northeast Florida. ONCURE agrees that its management services are exclusively for ICON and Cyclotron, and ONCURE will not engage in any competing PET/CT or Cyclotron business in Northeast Florida.

1.11        Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

1.12        Amendments.  This Agreement may be amended at any time by written consent of both parties.

1.13        Conformance With Law.  Each party shall carry out all activities undertaken by it pursuant to this Agreement in conformance with all federal and state government laws, rules, and regulations; provided, however, nothing contained in this Agreement shall prevent either party from initiating legal action to test the validity of any such law, rule, or regulation.

1.14        Entire Agreement.  This Agreement, together with any attachments and exhibits, contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, with respect to the subject matter hereof.

1.15        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Venue for any action by any party, whether at law or in equity, shall be in Duval County, Florida.

1.16        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

1.17        Notices.  Any notices required pursuant to this Agreement shall be in writing and shall be hand delivered or sent by (i) certified mail, return receipt requested, (ii) overnight express delivery service, or (iii) facsimile, at the addresses and numbers set forth below (or at such other address or number as either party may designate to the other party in writing):

If to ICON - PET/CT Center of North Florida, LLC:

Shyam B. Paryani, M.D.

3599UniversityBlvd.South

Suite#1000

Jacksonville, FL 32216

Phone-(904)346-3338

Fax-(904)346-3812

If to ONCURE:

Jeffrey A. Goffman, President

610 Newport Center Drive

Newport Beach, CA 92660

Phone-(949)721-6540

Fax-(949)721-6541

Notices shall be deemed to have been given, and shall be effective, upon receipt by other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed personally or by their duly authorized officers or agents.

ICON dba PET/CT Center of North Florida

By:	/s/ Shyam B. Paryani
Shyam B. Paryani Partner

Date:	8/1/05

OnCURE Medical Corp & JAXPET, LLC

By:	/s/ Jeffrey A. Goffman
Jeffrey A. Goffman President

Date:	8/4/05